Exhibit 99.1

BGC PARTNERS EXTENDS TENDER OFFER TO ACQUIRE GFI GROUP

NEW YORK, NY – November 20, 2014 – BGC Partners, Inc. (NASDAQ: BGCP) (“BGC Partners” or “BGC”) a leading global brokerage company primarily servicing the financial and real estate markets, today announced that it has extended the expiration date of its tender offer to acquire all of the outstanding shares of GFI Group Inc. (NYSE: GFIG) (“GFI Group” or “GFI”) it does not currently own for $5.25 per share in cash.

The tender offer is now scheduled to expire at 5:00 pm New York City time on December 9, 2014, unless extended. The tender offer was previously scheduled to expire at 12:00, midnight New York City Time, at the end of the day on November 19, 2014. As of midnight on November 19, 2014, approximately 23.2 million shares were tendered pursuant to the offer. The 23.2 million tendered shares, together with the 17.1 million shares of GFI common stock already owned by BGC, represent approximately 31.7% of GFI’s outstanding shares.

Howard W. Lutnick, Chairman and Chief Executive Officer of BGC, said: “We are extending our offer to enable all shareholders to carefully consider our superior offer. We remain committed to this transaction and urge all shareholders to tender their shares in order to receive the value to which they are entitled.”

Special Committee Discussions

BGC remains actively engaged with the advisors of the independent board members of GFI (the “Special Committee”), who constitute a majority of GFI’s board. While these discussions are not yet complete, they suggest that the Special Committee would be willing, under certain conditions, to recommend that GFI’s stockholders accept BGC’s tender offer, resign, and take actions necessary so that BGC will have control of two-thirds of GFI’s board.

BGC believes these are positive developments toward satisfying the remaining conditions to permit BGC to close its tender offer.

Regulatory Approval and Committed Financing

BGC’s subsidiary BGC Partners, L.P., has resolved matters with the Financial Conduct Authority (“FCA”) and received approval from the FCA to acquire control of GFI and thereby take control of the UK regulated firms within GFI Group. BGC previously received early termination of the waiting period under the Hart-Scott-Rodino Antitrust Act. BGC is actively engaged in obtaining any remaining necessary regulatory approvals, and does not expect additional regulatory or financial barriers to acquiring a majority of GFI’s outstanding shares. BGC has also secured committed financing from Morgan Stanley Senior Funding, Inc. and the offer has no financing condition.

On October 22, 2014, BGC commenced a tender offer to acquire all of the outstanding common shares of GFI Group for $5.25 per share in cash. This offer represents a premium of more than 15% to the $4.55 per share all-stock transaction announced by CME Group Inc. (NASDAQ:

CME) (“CME”) and GFI Group on July 30, 2014 and a premium of more than 68% to the price of GFI Group shares on July 29, 2014, the last day prior to the announcement of the CME transaction.

The full terms and conditions of the tender offer are set forth in the offering documents that BGC filed with the Securities and Exchange Commission (“SEC”) on October 22, 2014, and as have been and may be amended from time to time.

Innisfree M&A Incorporated is the Information Agent for the tender offer and any questions or requests for the Offer to Purchase and related materials with respect to the tender offer may be directed to them, toll-free at (888) 750-5884.

BGC’s financial advisor and dealer manager for the tender offer is Cantor Fitzgerald & Co. and its legal advisor is Wachtell, Lipton, Rosen & Katz.

About BGC Partners, Inc.

BGC Partners is a leading global brokerage company servicing the financial and real estate markets. Products include fixed income securities, interest rate swaps, foreign exchange, equities, equity derivatives, credit derivatives, commercial real estate, commodities, futures, and structured products. BGC also provides a wide range of services, including trade execution, broker-dealer services, clearing, processing, information, and other back-office services to a broad range of financial and non-financial institutions. Through its BGC Trader and BGC Market Data brands, BGC offers financial technology solutions, market data, and analytics related to numerous financial instruments and markets. Through the Newmark Grubb Knight Frank brand, BGC offers a wide range of commercial real estate services including leasing and corporate advisory, investment sales and financial services, consulting, project and development management, and property and facilities management. BGC’s customers include many of the world’s largest banks, broker-dealers, investment banks, trading firms, hedge funds, governments, corporations, property owners, real estate developers, and investment firms. BGC’s common stock trades on the NASDAQ Global Select Market under the ticker symbol (NASDAQ: BGCP). BGC also has an outstanding bond issuance of Senior Notes due June 15, 2042, which trade on the New York Stock Exchange under the symbol (NYSE: BGCA). BGC Partners is led by Chairman and Chief Executive Officer Howard W. Lutnick. For more information, please visit http://www.bgcpartners.com.

BGC, BGC Trader, Newmark, Grubb & Ellis, and Grubb are trademarks and service marks of BGC Partners, Inc. and/or its affiliates. Knight Frank is a service mark of Knight Frank (Nominees) Limited.

Important Additional Information

This communication is provided for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any shares of the common stock of GFI Group Inc. (“GFI”) or any other securities. BGC Partners, Inc. and its subsidiary BGC Partners, L.P. have commenced a tender offer for all outstanding shares of common stock of GFI and have filed with the Securities and Exchange Commission (“SEC”) a tender offer statement on Schedule TO (including an Offer to Purchase, a Letter of Transmittal and related documents). These documents, as they may be amended from time to time, contain important information, including the terms and conditions of the tender offer, and shareholders of GFI are advised to carefully read these documents before making any decision with respect to the tender offer. Investors and security holders may obtain free copies of these statements and other documents filed with respect to the tender offer at the SEC’s website at www.sec.gov. These materials are also available to GFI Group security holders at no expense to them or by calling BGC Partners’ information agent, Innisfree M&A Incorporated, toll-free at (888) 750-5884.

Discussion of Forward-Looking Statements by BGC Partners

Statements in this document regarding BGC Partners’ business that are not historical facts are “forward-looking statements” that involve risks and uncertainties. Except as required by law, BGC undertakes no obligation to release any revisions to any forward-looking statements. For a discussion of additional risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see BGC’s Securities and Exchange Commission filings, including, but not limited to, the risk factors set forth in our public filings, including our most recent Form 10-K and any updates to such risk factors contained in subsequent Form 10-Q or Form 8-K filings.

BGC Media Contacts:

George Sard / Bryan Locke / Bob Rendine

Sard Verbinnen & Co

+1-212-687-8080

Hannah Sloane

+1 212-294-7938

Sarah Laufer

+1 212-915-1008

BGC Investor Contacts:

Jason McGruder

+1 212-829-4988

Jason Chryssicas

+1 212-915-1987